EXHIBIT 99.2

AMERICAN SPECTRUM REALTY, INC. William J. Carden, Chairman, President and CEO 713-706-6200	FOR IMMEDIATE RELEASE

AMERICAN SPECTRUM REALTY ANNOUNCES BOARD MEMBER RESIGNATION

Houston, TX, May 27, 2011 American Spectrum Realty, Inc. (AMEX: AQQ) (“the Company”), a real estate investment, management and leasing company headquartered in Houston, Texas, announced today that Board Member William W. Geary, Jr. has resigned.

Mr. Geary was Chairman of the Company's Investment Committee and has been a member of the Company's Audit, Compensation, and Nominating/Corporate Governance Committees.  He has served as director for the Company since 2000.  Mr. Geary notified the Company of his intent to resign due to personal reasons and expressed his sentiment of success for American Spectrum Realty, Inc.  His resignation is effective May 27th, 2011.

About American Spectrum Realty, Inc.

American Spectrum Realty, Inc. is a real estate investment company that owns, through its operating partnership, interest in office, industrial, self storage, retail properties, and apartments throughout the United States.  The company has been publicly traded since 2001.  American Spectrum Realty Management, LLC is a wholly-owned subsidiary of the Company’s operating partnership that manages and leases all properties owned by American Spectrum Realty, Inc. as well as third-party clients.

ASRM provides first-class management and leasing services for over 115 office, industrial, retail, self-storage, and multi-family properties, totaling over 13 million square feet in 18 states. For more information, visit www.americanspectrum.com or call 888-315-ASRM.

Certain matters discussed in this release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including the risks and uncertainties of acquiring, owning, operating and disposing of real estate.  Such risks and uncertainties are disclosed in the Company’s past and current filings with the U.S. Securities and Exchange Commission.